Exhibit 2

IDENTITY OF MEMBERS OF GROUP

SC Fundamental Value Fund, L.P.

SC Fundamental LLC

SC Fundamental Value BVI, Ltd.

SC-BVI Partners

PMC-BVI, Inc.

SC Fundamental BVI, Inc.

Peter M. Collery

Neil H. Koffler

John T. Bird

David A. Hurwitz